Exhibit 99.1

PRESS RELEASE

Marlin Announces Relief From Capital Maintenance and Liquidity Agreement

Provides Business Update on Impact of COVID-19 Pandemic

MOUNT LAUREL, N.J., March 31, 2020 — Marlin Business Services Corp. (NASDAQ: MRLN), a nationwide provider of capital solutions to small businesses (“Marlin” or the “Company”), announced today the termination of its Capital Maintenance and Liquidity Agreement (the “CMLA Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”), and the FDIC’s rescission of certain nonstandard conditions in the FDIC’s original order granting federal deposit insurance to the Company’s wholly-owned subsidiary, Marlin Business Bank.

As a result of the termination of the CMLA Agreement, the Company’s consolidated capital maintenance requirements have been reduced going forward to the standard regulatory thresholds. Based on the termination of the CMLA Agreement, the Company’s capital requirements would have been reduced by approximately $30 million as of December 31, 2019.

Commenting on today’s announcement, Marlin’s President and CEO, Jeff Hilzinger, said, “We are very pleased with the FDIC’s decision to terminate our CMLA Agreement that has existed since the inception of Marlin Business Bank. We are a very well-capitalized institution and the termination of this agreement puts us in an even stronger position to serve our partners and customers as they deal with the effects of the pandemic.”

Marlin also announced that it has been carefully evaluating the emerging public health crisis and resulting economic impact resulting from the COVID-19 outbreak. Beginning in early March, the Company started a series of proactive measures to protect its employees from the effects of the COVID-19 pandemic and to manage its liquidity and capital position and portfolio performance.

Business Continuity

Throughout the week of March 16th, 2020, Marlin implemented its business continuity plan designed to allow the Company to continue operating as normal under extraordinary circumstances. Included in the plan is the ability for Marlin’s workforce to access systems remotely. Since Friday, March 20, 2020, Marlin’s entire workforce has been working remotely and all business-related employee travel has been suspended. Through the successful execution of the plan, Marlin has not experienced any interruption of its normal business operations.

Operational Response

The Company is continuing to support its customers and partners during the COVID-19 pandemic. While the Company is still accepting applications for its equipment finance and working capital products, it has taken significant actions to protect the value of its portfolio. This includes limiting origination activities within certain high-risk industries, tightening underwriting criteria and tightening the process under which we acquire equipment from our partners on behalf of our customers. In addition, for existing customers and partners, Marlin has implemented several programs to help them weather the crisis, as appropriate.

Strong Liquidity Position

Marlin primarily funds its origination volume and portfolio through the issuance of FDIC-insured deposits issued by Marlin Business Bank, which is a Utah state-chartered Federal Reserve member bank. Over time, Marlin Business Bank has proven its ability to provide the Company with reliable access to funding through various market cycles. The brokered deposit market remains highly liquid and, through MBB, the Company is maintaining a strong liquidity position.

Due to the significant negative effects of COVID-19 on the global economy, Marlin anticipates that the Company’s financial and operational results for the first quarter ended March 31, 2020 and the fiscal year ending December 31, 2020 will also be adversely impacted. Marlin will provide an update on its business and financial outlook for 2020 during its first quarter earnings release and earnings conference call in early-May.

Mr. Hilzinger concluded, “As we continue to navigate the evolving and uncertain environment, we remain focused on the tasks at hand—supporting our employees and valued customers, maintaining ample capital and liquidity and continuing to build Marlin for the future. We look forward to supporting our partners and customers during this time of crisis.”

About Marlin

Marlin is a nationwide provider of capital solutions to small businesses with a mission of helping small businesses fulfill their American dream. Our products and services are offered directly to small businesses and through financing programs with independent equipment dealers and other intermediaries. Marlin is publicly traded (NASDAQ: MRLN). For more information about Marlin, visit marlincapitalsolutions.com or call toll free at (888) 479-9111.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements represent only the company’s current beliefs regarding future events and are not guarantees of performance or results. All forward-looking statements (including statements regarding expectations of future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “could”, “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained under the headings “Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the United States Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are also available in the “Investors” section of our website. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on such forward-looking statements.

Investor Contacts:

Mike Bogansky

Senior Vice President & Chief Financial Officer

(856) 505-4108

Lasse Glassen

Addo Investor Relations

lglassen@addoir.com

(424) 238-6249